EXHIBIT 99.1

SUMMIT BANK CORPORATION (Nasdaq: SBGA)	Contact: Pin Pin Chau
FOR IMMEDIATE RELEASE	pchau@summitbk.com
770-454-0400
FOR IMMEDIATE RELEASE
March 27, 2006

CONTACT:	Thomas J. Flournoy
tflournoy@summitbk.com
770-454-0456

Summit Bank Corporation Prices Public Offering of Common Stock

ATLANTA, GA - - March 27, 2006 - Summit Bank Corporation (NASDAQ:SBGA) today announced the sale of 1,250,000 shares of its common stock at an offering price of $15.25 per share through a firm commitment underwritten offering. Keefe, Bruyette & Woods acted as the sole underwriter and book-running manager for the offering. The Company has granted the underwriter an option exercisable within 30 days to purchase up to an additional 187,500 shares to cover over-allotments. The offering is scheduled to close on Friday, March 31, 2006, subject to customary closing conditions contained in the underwriting agreement entered into between the parties.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of such jurisdiction.

Copies of the prospectus relating to this offering may be obtained from Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, 4th Floor, New York, NY 10019, Attention: Syndicate Department.

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Summit's wholly-owned subsidiary, The Summit National Bank, is an Atlanta-based community bank with full-service operations in the metropolitan areas of Atlanta, Georgia and the San Francisco Bay area of California, as well as a representative office in Shanghai, China. Summit also opened a loan production office in San Diego, California in January, 2006. Summit recently announced the acquisition of the $116 million asset Concord Bank N. A. in Houston, Texas. That transaction is expected to close on or about April 1, 2006.

The Summit National Bank's niche specialties include international trade finance, small business lending and service to various ethnic markets, including Asian-American, European-American and Latin-American businesses. Summit provides its diverse customer base with a multi-lingual staff proficient in many languages.

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This release contains certain forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Summit’s operations, markets and products. Without limiting the foregoing, the words “believes,” “anticipates,” “intends,” “expects” or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Summit’s assumptions, but that are beyond Summit’s control. These trends and events include (i) changes in the interest rate environment that may reduce margins, (ii) potential difficulties in completing or integrating the acquisition of Concord Bank or otherwise not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in regulatory requirements affecting Summit, (v) greater competitive pressures among financial institutions in Summit’s markets and (vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in Summit’s filings with the Securities and Exchange Commission.

SOURCE: Summit Bank Corporation.